Exhibit 5

[LETTERHEAD OF EATON CORPORATION]

February 24, 2012

Board of Directors

Eaton Corporation

Ladies and Gentlemen:

As General Counsel of Eaton Corporation, an Ohio corporation (the “Company”), I am familiar with the Registration Statement being filed in connection with the 500,000 shares of the Company’s common stock, par value $.50 per share (the “Shares”), which are proposed to be offered and sold pursuant to the Shareholder Dividend Reinvestment and Direct Stock Purchase Plan of the Company (the “Plan”). The Company is filing the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the Shares. This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Ohio, and no opinion is expressed as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Experts.”

Very truly yours,

/s/ Mark M. McGuire

Mark M. McGuire, General Counsel